Exhibit 23.1

 CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the use of the name Netherland, Sewell & Associates, Inc.; the references to our audits of Matador Resources Company’s proved oil and natural gas reserves estimates and future net revenue at September 30, 2016, December 31, 2015 and September 30, 2015; and the inclusion of our audit letter dated October 28, 2016, corresponding to the September 30, 2016 audit, in this Quarterly Report on Form 10-Q of Matador Resources Company for the fiscal quarter ended September 30, 2016, as well as in the notes to the financial statements included therein. In addition, we hereby consent to the incorporation by reference of our audit letter, dated October 28, 2016, in Matador Resources Company’s Forms S-8 (File No. 333-180641 and File No. 333-204868) and Forms S-3 (File No. 333-187808 and File No. 333-196178).

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ G. Lance Binder, P.E.
G. Lance Binder, P.E.
Executive Vice President

Dallas, Texas
November 4, 2016